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19 October 2000

Dr David Bennett
Chief Executive Officer
AMG Oil (NZ) Limited
284 Karori Road, Karori
WELLINGTON, New Zealand


Dear Dr Bennett

              PEP 38256 - Ealing-1 & Arcadia-1 Well

Further to the various discussions during recent weeks regarding the drilling of the Ealing-1 and the Arcadia-1 wells in PEP 38256 in the onshore Canterbury Basin of New Zealand, Magellan Petroleum Australia Limited advises that, subject to Board approval, it is prepared to farmin to PEP 38256, through a wholly owned New Zealand subsidiary ("Magellan"), on the following terms:

1. AMG Oil (NZ) Limited ("AMG") shall grant Magellan a twenty percent (20%) beneficial interest in the South Area of PEP 38256 (as shown on the attached map) with effect from the date on which the Ealing-1 well spuds ("Effective Date");

2. In consideration of the grant of the beneficial interest referred to in paragraph 1, Magellan shall contribute:

     (1) thirty-four percent (34%) of the costs incurred under the PEP 38256 Joint Venture Operating Agreement, dated 5 October 2000 ("JVOA"), on the drilling and the plugging and abandoning or the setting of casing to total depth ("Drilling and Casing") of the Ealing-1 well, capped at a total cost to Magellan of NZ$777,580, and

     (2) thereafter, contribute twenty percent (20%) of the cost of joint operations on the Ealing-1 well, if any;

3. Magellan may elect, no later than 48 hours after notification in writing from AMG that the Arcadia-1 well has spudded in the North Area of PEP 38256, to acquire a twenty percent (20%) interest in the whole of PEP 38256 and a twenty percent (20%) Participating Interest in the JVOA, by funding:






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(1)  an additional six percent (6%) of the total cost of Drilling and Casing the Ealing-1 well up to a total Drilling and Casing cost of NZ$2,287,000 and twenty percent (20%) of any Drilling and Casing costs above NZ$2,287,000, capped at a total cost to Magellan of NZ$162,280;

(2) forty percent (40%) of the total cost of the Drilling and Casing of the Arcadia-1 well, capped at a total cost to Magellan of NZ$1,100,880;

(3) forty percent (40%) of future joint operations on PEP 38256, capped at a total cost to Magellan of NZ$1,020,000; and

     thereafter, its twenty percent (20%) Participating Interest share of future joint operations under the JVOA.

4. If Magellan does not elect under paragraph 3 to participate in the drilling of the Arcadia-1 well, no later than one month after receipt by it of the Ealing-1 fully interpretative well completion report, Magellan shall elect either to:

     (1) hold its beneficial interest in the South Area at twenty percent (20%) by funding:

          (1) an additional six percent (6%) of the total cost of Drilling and Casing the Ealing-1 well up to a total Drilling and Casing cost of NZ$2,287,000 and twenty percent (20%) of any Drilling and Casing costs above NZ$2,287,000, capped at a total cost to Magellan of NZ$162,280; and

          (2) forty percent (40%) of future joint operations on the South Area of PEP38256, capped at a cost to Magellan of NZ$700,000; or

     (2) reduce its beneficial interest in the South Area to a twelve percent (12%) interest by increasing its contribution to the Drilling and Casing costs of the Ealing-1 well under paragraph 2(i) above to an amount of NZ$788,952, and receiving a reimbursement equal to eight percent (8%) of any over-expenditures to which it may have contributed at the twenty percent (20%) level under paragraph 2(ii) above; or

     (3)  withdraw from the venture.

In addition to the above, the farmin shall be subject to the following further conditions:




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5.   Approval of the farmin on the terms and conditions set out in this letter agreement by both AMG's and Magellan's Board of Directors within 2 days of the date of this letter agreement;

6. Waiver of any pre-emptive rights under the JVOA to the grant of the beneficial interest referred to in paragraph 1 and the Participating Interest referred to in paragraph 3 above by the other parties to the JVOA within 2 days of the date of this letter agreement;

7. Entry into a mutually acceptable Farmout Agreement more fully detailing these terms and conditions, if considered appropriate by both parties;

8. From the Effective Date, Magellan shall be entitled to a twenty percent (20%) vote on all decisions relating to joint operations under the JVOA in which it is participating;

9. If Magellan does not elect to acquire an interest in the whole of PEP 38256 under paragraph 3 above, the parties to the JVOA will enter into a Joint Venture Operating Agreement with Magellan, which is substantially in the form of the JVOA, in respect of the South Area ("SAJVOA"), in which Magellan shall hold a twenty percent (20%) Participating Interest;

10. Magellan shall be responsible for all stamp duty and registration fees relating to the assignment of its interest;

11. The SAJVOA shall contain provisions to the effect that any statutory relinquishments of areas within the South Area shall be in no greater proportion than the area of the South
     Area bears to the area of PEP 38256;

12. Magellan shall be responsible only for obligations and liabilities attaching to the interest under the JVOA or the SAJVOA, which accrue as and from the Effective Date; and

13. Consent of the Minister under the Crown Minerals Act 1991 (New Zealand) to the assignment of the interest in PEP 38256 and the dealing evidenced by this letter agreement, the Farmout Agreement, any assumption agreement under the JVOA or the SAJVOA.








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Please confirm your acceptance of the above farmin terms and conditions by signing, dating and returning the duplicate copy of this letter.

Yours sincerely                    Signed for and on behalf of
                                   AMG Oil (NZ) Limited
________________________           _____________________________
Hedley Howard                      David Bennett
General Manager                    Chief Executive Officer

                                   Dated: ______________________